As filed with the Securities and Exchange Commission on February 21, 2017

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WPCS INTERNATIONAL INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	98-0204758
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

521 Railroad Avenue

Suisun City, California 94585

(707) 421-1300

(Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Amended and Restated

2014 Equity Incentive Plan

(Full title of the plan)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

Robert S. Matlin, Esq.

Jonathan M. Barron, Esq.

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

212-536-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.0001 par value	3,659,091	$1.45	$5,305,681.95	$614.93

(1)	3,659,091 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) of WPCS International Incorporated (the “Company”) reserved for issuance under our Amended and Restated 2014 Equity Incentive Plan (the “Plan”) are being registered hereunder. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of shares that may be offer and issued under the Plan to prevent dilution resulting from stock splits, stock distributions, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the price of $1.45, which was the average of the high and low bid prices for the Company’s Common Stock on the NASDAQ Capital Market on February 14, 2017.

(3)	Computed in accordance with Section 6(b) of the Securities Act. Paid herewith.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document(s) containing the information specified in this Part I will be sent or given to the participants in the Amended and Restated 2014 Equity Incentive Plan covered by this registration statement as specified in Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the documents listed below that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Our Annual Report on Form 10-K for the year ended April 30, 2016, as filed on July 28, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2016, as filed on September 12, 2016, and October 31, 2016, as filed on December 15, 2016;

•	Our Current Reports on Form 8-K filed on July 28, 2016; August 5, 2016; August 17, 2016; September 29, 2016; October 20, 2016; December 2, 2016; December 12, 2016; December 19, 2016; December 22, 2016; January 19, 2017; and January 25, 2017;

•	Our Proxy Statement on Schedule 14A filed on August 16, 2016;

•	The description of our Common Stock contained in the registration statement on Form S-3/A (Registration No. 333-165927) filed with the SEC on April 15, 2010, and all amendments and reports filed for the purpose of updating that description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents. We will not, however, incorporate by reference in this registration statement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this registration statement unless, and except to the extent, specified in such current reports.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provide that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

The indemnification provisions contained in our certificate of incorporation are in addition to any other right that a person may have or acquire under any statute, bylaw, resolution of shareholders or directors or otherwise.

We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as our directors or officers due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1*	Opinion of K&L Gates LLP
10.1	Amended and Restated 2014 Equity Incentive Plan, incorporated by reference to Appendix A of WPCS International Incorporated’s definitive proxy statement on Schedule 14A filed August 14, 2015.
23.1*	Consent of Marcum, LLP, Independent Registered Public Accounting Firm
23.2*	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to the Registration Statement)

* Filed herewith.

Item 9. Undertakings.

(1) The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78(o)d)) that are incorporated by reference into this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)  The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of February, 2017.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ Sebastian Giordano
Sebastian Giordano
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sebastian Giordano and David Allen, and each of them acting individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Sebastian Giordano	Chief Executive Officer and Director	February 21, 2017
Sebastian Giordano	(Principal Executive Officer)

/s/ David Allen	Chief Financial Officer	February 21, 2017
David Allen	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles Benton	Director	February 18, 2017
Charles Benton

/s/ Norm Dumbroff	Director	February 17, 2017
Norm Dumbroff

/s/ Edward Gildea	Director	February 17, 2017
Edward Gildea

EXHIBIT INDEX

Exhibit Number	Description
5.1*	Opinion of K&L Gates LLP
10.1	Amended and Restated 2014 Equity Incentive Plan, incorporated by reference to Appendix A of WPCS International Incorporated’s definitive proxy statement on Schedule 14A filed August 14, 2015.
23.1*	Consent of Marcum, LLP, Independent Registered Public Accounting Firm
23.2*	Consent of K&L Gates LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to the Registration Statement)

* Filed herewith.